The Board of Directors and shareholders of the Piper Funds approved a reorganization of the Piper Funds into the First
American Family of Funds which took place at the close of business on July 31, 1998:

Piper Acquired Fund         FAIF Acquiring Fund

Balanced                    Balanced
Growth                      Large Cap Growth (formerly Diversified Growth Fund)
Growth and Income           Large Cap Value (formerly Stock Fund)
Emerging Growth             Mid Cap Growth (New FAIF shell)
Small Companies Growth      Small Cap Growth (formerly Emerging Growth)
Pacific-European Growth     International
Emerging Markets Growth     Emerging Markets (New FAIF shell)

Under the Plan Agreement and Plan for Reorganization the Piper Class A shares were exchanged for Class A shares of FAIF, and Piper Class Y shares were exchanged for FAIF
Class Y shares.

The financial information presented for Small cap Growth
Fund prior to July 31, 1998 and for Mid cap Growth and Emerging Markets prior to August 7, 1998 is that of the Piper Small Company Growth Fund, Piper Emerging Growth fund, and Piper Emerging Markets Growth Fund, respectively.
The historical information of the Piper Funds were carried over to the newly formed FAIF funds.

The net assets acquired before the reorganization, shares issued and redeemed by the corresponding FAIF funds were as follows:

Fund                 Net Assets          Shares Issued           Acquired Funds


Balanced             $585,905,723         3,017,680               3,150,040
Large Cap Growth      786,895,792         9,268,056              15,415,837
Large Cap Value     1,533,335,392         5,499,970               7,909,764
Mid Cap Growth            ----           21,069,733              21,069,733
International         445,542,928         3,374,185               3,752,849
Emerging Market           ----            1,014,036               1,014,036

Included in the net assets from the Piper Funds were the following components:

Fund          Paid In Capital      Undistributed    Accumulated  Net Unrealized
                                    Net Investment  Realized     Appreciation/
                                    Income          Gain/(Loss)  Depreciation

Balanced         $33,376,466           $ ---           $---        $10,507,084
Growth            98,020,791             ---            ---         72,267,759
Growth/Income     83,543,993             ---          (1,112)       53,525,337
Emerging Growth  146,516,915        (1,559,461)      55,342,876     92,043,362
Pacific-European  42,458,135	           (30)      (1,605,538)    10,368,460
Emerging Markets  15,062,390          (202,028)     (7,144,878)(342,930)







                               Net Assets

Balanced                       $43,883,550
Growth                         170,288,550
Growth & Income                137,068,218
Emerging Growth                292,343,692
Pacific-European Growth         42,458,135
Emerging Markets Growth          7,372,554

On July 31, 1998 the First American Small Cap Growth fund acquired the Piper Small Company Growth fund.
The Piper Small Company Growth fund is the financial reporting survivor. Therefore, Small Cap Growth Fund net assets were combined with those of the Piper Small Company Growth Fund. Prior to the conversion the Piper Small Company Growth Fund net assets were $31,790,965. Included in the net assets of $154,094,291 of Small Cap Growth Fund were $133,865,910 of paid in capital, $65,299 of undistributed net investment income, $8,286,188 of accumulated net realized gains, and $11,876,894 of net unrealized appreciation. At the time of conversion the shares outstanding of the Piper Small Company Growth
Fund were adjusted to reflect the conversion ratios utilized for the reorganization.